EXHIBIT 99.1

NEWS RELEASE

CONTACT: Lester A. Aaron

Chief Financial Officer

818-591-9800

UNICO AMERICAN CORPORATION REPORTS

SECOND QUARTER 2014 FINANCIAL RESULTS

Woodland Hills, CA, August 12, 2014 – Unico American Corporation (NASDAQ – “UNAM”) (“Unico,” the “Company”), announced today its consolidated financial results for the three and six months ended June 30, 2014. For the three months ended June 30, 2014, revenues were $7.6 million and net income was $0.3 million ($0.05 diluted income per share) compared with revenues of $7.8 million and net income of $0.3 million ($0.05 diluted income per share) for the three months ended June 30, 2013. For the six months ended June 30, 2014, revenues were $15.1 million and net income was $0.9 million ($0.16 diluted income per share) compared with revenues of $15.7 million and net income of $0.3 million ($0.05 diluted income per share) for the six months ended June 30, 2013.

As of June 30, 2014, the Company had cash and investments (at amortized cost) of $107.2 million.  $11.9 million, or 10% of these investments were fixed maturity investments, and 44% of those fixed maturity investments were U.S. treasury securities.

Stockholders’ equity was $71.8 million as of June 30, 2014, or $13.44 per common share including unrealized gains, net of tax, of $0.002 million, compared to stockholders’ equity of $70.9 million as of December 31, 2013, or $13.27 per common share including unrealized losses, net of tax, of $0.006 million.

Headquartered in Woodland Hills, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through its subsidiary Crusader Insurance Company since 1985. For more information concerning Crusader Insurance Company, please visit the Crusader’s Web site at www.crusaderinsurance.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein that are not historical facts are forward-looking. These statements, which may be identified by forward-looking words or phrases such as “anticipate,” “appears,” “believe,” ”expect,” “intend,” “may,” “should,” and “would,” involve risks and uncertainties, many of which are beyond the control of the Company. Such risks and uncertainties could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ materially include underwriting actions not being effective, rate increases for coverages not being sufficient, premium rate adequacy relating to competition or regulation, actual versus estimated claim experience, regulatory changes or developments, unforeseen calamities, general market conditions, and the Company’s ability to introduce new profitable products.

Financial Tables Follow –

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	June 30	December 31
	2014	2013
	(Unaudited)
ASSETS
Investments
Available for sale:
Fixed maturities, at fair value (amortized cost: June 30, 2014 $11,646; December 31, 2013 $11,945)	$11,648	$11,936
Short-term investments, at fair value	95,520	93,807
Total Investments	107,168	105,743
Cash	104	376
Accrued investment income	7	5
Receivables, net	5,961	5,157
Reinsurance recoverable:
Paid losses and loss adjustment expenses	36	184
Unpaid losses and loss adjustment expenses	4,700	4,428
Deferred policy acquisition costs	3,798	3,636
Property and equipment, net	10,206	10,170
Deferred income taxes	1,506	1,373
Other assets	1,431	1,781
Total Assets	$134,917	$132,853

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Unpaid losses and loss adjustment expenses	$44,147	$43,877
Unearned premiums	16,148	15,261
Advance premium and premium deposits	459	465
Accrued expenses and other liabilities	2,386	2,354
Total Liabilities	$63,140	$61,957

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, no par – authorized 10,000,000 shares; issued and outstanding shares 5,341,147 at June 30, 2014, and 5,341,147 at December 31, 2013	$3,720	$3,709
Accumulated other comprehensive loss	2	(6)
Retained earnings	68,055	67,193
Total Stockholders’ Equity	$71,777	$70,896

Total Liabilities and Stockholders' Equity	$134,917	$132,853

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(In thousands, except per share)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013
REVENUES
Insurance company revenues
Net premium earned	$6,485	$6,758	$12,873	$13,447
Investment income	30	111	61	232
Other income	340	46	596	281
Total Insurance Company Revenues	6,855	6,915	13,530	13,960

Other revenues from insurance operations
Gross commissions and fees	749	829	1,484	1,712
Investment income	—	1	—	1
Finance charges and fees earned	16	17	33	37
Other income	2	1	15	3
Total Revenues	7,622	7,763	15,062	15,713

EXPENSES
Losses and loss adjustment expenses	3,648	3,891	6,540	8,447
Policy acquisition costs	1,471	1,544	2,948	2,978
Salaries and employee benefits	1,271	1,286	2,553	2,550
Commissions to agents/brokers	54	62	98	123
Other operating expenses	776	594	1,614	1,173
Total Expenses	7,220	7,377	13,753	15,271

Income before taxes	402	386	1,309	442
Income tax expense	132	136	447	184
Net Income	$270	$250	$862	$258

PER SHARE DATA:
Basic
Earnings Per Share	$0.05	$0.05	$0.16	$0.05
Weighted Average Shares	5,341,147	5,341,147	5,341,147	5,341,147
Diluted
Earnings Per Share	$0.05	$0.05	$0.16	$0.05
Weighted Average Shares	5,345,082	5,344,479	5,345,280	5,344,471

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

($ in thousands)

	For the Six Months Ended
	June 30
	2014	2013
Cash flows from operating activities:
Net Income	$862	$258
Adjustments to reconcile net income to net cash from operations
Depreciation and amortization	278	107
Bond amortization, net	(2)	4
Non-cash stock based compensation	12	12
Changes in assets and liabilities
Net receivables and accrued investment income	(806)	(185)
Reinsurance recoverable	(125)	1,800
Deferred policy acquisitions costs	(162)	(32)
Other assets	296	(86)
Unpaid losses and loss adjustment expenses	270	(2,107)
Unearned premium	887	177
Advance premium and premium deposits	(6)	(179)
Accrued expenses and other liabilities	32	(626)
Income taxes current/deferred	(82)	28
Net Cash Provided (Used) by Operating Activities	1,454	(829)

Cash flows from investing activities:
Purchase of fixed maturity investments	(100)	(2,050)
Proceeds from maturity of fixed maturity investments	400	11,595
Net increase in short-term investments	(1,712)	(8,364)
Additions to property and equipment	(314)	(425)
Net Cash Provided (Used) by Investing Activities	(1,726)	756

Cash flows from financing activities:
Proceeds from exercise of stock options	—	—
Repurchase and adjustment of common stock	—	—
Dividends paid to stockholders	—	—
Net Cash Used by Financing Activities	—	—

Net decrease in cash	(272)	(73)
Cash at beginning of period	376	161
Cash at End of Period	$104	$88

Supplemental Cash Flow Information
Cash paid during the period for:
Interest	—	—
Income taxes	$534	$159